Exhibit 99.2



    FINANCIAL DISCUSSION DOCUMENT

    FIRST QUARTER 2007 COMPARED WITH FIRST QUARTER 2006

    RESULTS OF OPERATIONS - CONTINUING OPERATIONS

    CONSOLIDATED

    As of January 1, 2007 the Company has three reportable segments:
Consumer Digital Imaging Group (CDG), Film Products Group (FPG), and Graphic Communications Group (GCG). Within each of the Company's reportable segments are various components, or Strategic Product Groups (SPG's). Throughout the remainder of this document, references to the segments' SPG's are indicated in Italics.

    Worldwide Revenues

    Net worldwide sales were $2,119 million for the first quarter of 2007 as compared with $2,292 million for the first quarter of 2006, representing a decrease of $173 million or 8%. The decrease in net sales was primarily due to declines in volumes and unfavorable price/mix, which decreased first quarter sales by approximately 7.5 and 3.1 percentage points, respectively. The decrease in volumes was primarily driven by Consumer Film Capture within FPG, Digital Capture and Devices (which includes snapshot printing) and the traditional portion of Retail Printing, both within CDG, and the traditional portion of Prepress Solutions within GCG. The negative price/mix was primarily driven by Digital Capture and Devices within CDG. First quarter sales were positively impacted by foreign exchange, which increased sales by $71 million or approximately 3.1 percentage points.

    Digital Strategic Product Groups' Revenues

    The Company's digital product sales were $1,210 million for the first quarter of 2007 as compared with $1,250 million for the prior year quarter, representing a decrease of $40 million, or 3%, primarily driven by declines in Digital Capture and Devices within CDG, partially offset by growth in digital prepress consumables sales within GCG, and kiosks and related media within CDG.

    Traditional Strategic Product Groups' Revenues

    Net sales of the Company's traditional products were $896 million for the first quarter of 2007 as compared with $1,026 million for the prior year quarter, representing a decrease of $130 million, or 13%, primarily driven by declines in Consumer Film Capture within FPG, Retail Printing within CDG, and traditional prepress consumables sales within GCG, partially offset by increases in Entertainment Imaging within FPG.

    Product sales from new technologies were $13 million for the first quarter of 2007 and $16 million for the first quarter of 2006.

    Gross Profit

    Gross profit was $429 million for the first quarter of 2007 as compared with $469 million for the first quarter of 2006, representing a decrease of $40 million, or 9%. The gross profit margin was 20.2% in the current quarter as compared with 20.5% in the prior year quarter. The 0.3 percentage point decrease was primarily attributable to unfavorable price/mix and volume declines, which reduced gross profit margins by approximately 1.9 percentage points and 0.4 percentage points, respectively. The negative price/mix was driven primarily by Digital Capture and Devices within CDG, and Enterprise Solutions and Digital Printing Solutions, both within GCG. These declines were partially offset by foreign exchange, which increased gross profit margins by approximately 1.2 percentage points. Additionally, reduced manufacturing costs positively impacted gross profit margins by approximately 0.8 percentage points, due to a combination of cost reduction initiatives and lower depreciation charges, which were partially offset by the impact of increased silver and aluminum costs.

    Selling, General and Administrative Expenses

    Selling, general and administrative expenses (SG&A) were $395 million for the first quarter of 2007 as compared with $507 million for the prior year quarter, representing a decrease of $112 million, or 22%. SG&A as a percentage of sales decreased from 22% in the first quarter of 2006 to 19% in the first quarter of 2007. The year-over-year dollar decrease in SG&A is primarily attributable to significant Company-wide cost reduction actions.

    Research and Development Costs

    Research and development costs (R&D) were $137 million for the first quarter of 2007 as compared with $148 million for the first quarter of 2006, representing a decrease of $11 million, or 7%. R&D as a percentage of sales remained constant at 6%. This absolute dollar decrease was primarily driven by the continuing realignment of resources, as well as the timing of development of new products.

    Restructuring Costs and Other

    Restructuring costs and other were $85 million for the first quarter of 2007 as compared with $138 million for the prior year quarter, representing a decrease of $53 million or 38%. This decrease is largely due to the timing of specific restructuring actions. These costs, as well as the restructuring-related costs reported in cost of goods sold, are discussed in further detail under "RESTRUCTURING COSTS AND OTHER" below.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for the first quarter of 2007 was $188 million as compared with a loss of $324 million for the first quarter of 2006, representing an improvement in earnings of $136 million. This change is attributable to the reasons described above.

    Interest Expense

    Interest expense for the first quarter of 2007 was $25 million as compared with $41 million for the prior year quarter, representing a decrease of $16 million, or 39%. Lower interest expense is a result of reductions in total debt levels, primarily from repayment of notes due in the third quarter of 2006 and prepayments of the Company's Secured Term Debt in the fourth quarter of 2006.

    Other Income (Charges), Net

    The other income (charges), net category includes interest income, income and losses from equity investments, gains and losses on the sales of assets and investments, and foreign exchange gains and losses. Other income for the current quarter was $23 million as compared with other income of $27 million for the first quarter of 2006. The decrease of $4 million is primarily attributable to lower interest income and lower gains on foreign exchange transactions.

    Income Tax (Benefit) Provision

    For the first quarter of 2007, the Company recorded a benefit of $16 million on a pre-tax loss of $190 million, representing an effective rate of 8.4%. The difference of $51 million between the recorded benefit of $16 million and the benefit of $67 million that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (1) losses generated within the U.S. and in certain jurisdictions outside the U.S., which were not benefited, and
(2) the mix of the earnings from operations in certain lower-taxed jurisdictions outside the U.S. Other significant items that result in a difference from the statutory tax rate include non-U.S. tax benefits of $10 million associated with total worldwide restructuring costs; and a benefit of $56 million associated with the release of certain tax reserves in a foreign jurisdiction.

    For the first quarter of 2006, the Company recorded a provision of $8 million on a pre-tax loss of $338 million, representing an effective rate of (2.4)%. The difference of $126 million between the recorded provision of $8 million and the benefit of $118 million that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (1) losses generated within the U.S. and in certain jurisdictions outside the U.S., which were not benefited, and
(2) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S. Other significant items that result in a difference from the statutory tax rate include non-U.S. tax benefits of $29 million associated with total worldwide restructuring costs and asset impairments; and discrete tax charges relating primarily to purchase accounting for the Creo and KPG acquisitions within GCG, tax rate changes, and impacts from ongoing tax audits with respect to open tax years of $14 million.

    Loss From Continuing Operations

    The loss from continuing operations for the first quarter of 2007 was $174 million, or $.61 per basic and diluted share, as compared with a loss from continuing operations for the first quarter of 2006 of $346 million, or $1.21 per basic and diluted share, representing an improvement in earnings of $172 million. This improvement in earnings from continuing operations is attributable to the reasons described above.

    CONSUMER DIGITAL IMAGING GROUP

    As a result of the changes in reporting structure effective
January 1, 2007, CDG results will be reported using the following structure:

    -- Digital Capture and Devices - digital cameras, imaging devices and accessories, memory products, snapshot printers and related media (formerly reported separately within CDG), and intellectual property royalties

    -- Retail Printing - color negative paper, photochemicals, service and support, photofinishing services (all formerly reported in FPG) and retail kiosks and related media

    -- Consumer Imaging Services - Kodak Gallery online printing and services

    -- Consumer Inkjet Systems - All in One printers, ink and media (formerly reported in All Other)

    -- Imaging Sensors (formerly reported in Digital Capture) - CCD and CMOS sensors

    Worldwide Revenues

    Net worldwide sales for CDG were $778 million for the first quarter of 2007 as compared with $902 million for the first quarter of 2006, representing a decrease of $124 million, or 14%. The decrease in net sales was comprised of volume declines, which reduced net sales by approximately 9.4 percentage points, and unfavorable price/mix, which reduced net sales by approximately 6.0 percentage points. The negative price/mix was primarily driven by Digital Capture and Devices, while the decrease in volumes was largely attributable to snapshot printing and the traditional portion of Retail Printing. These declines were partially offset by favorable foreign exchange, which increased net sales by approximately 1.7 percentage points.

    Net worldwide sales of Digital Capture and Devices, which includes consumer digital cameras, accessories, memory products, snapshot printers and related media, and intellectual property royalties, decreased 20% in the first quarter of 2007 as compared with the prior year quarter, primarily reflecting negative price/mix and lower snapshot printing volumes. For digital still cameras, Kodak remains in the top three market position on a worldwide basis through March.

    Net worldwide sales of Retail Printing decreased 13% in the first quarter of 2007 as compared with the prior year quarter, reflecting volume declines and negative price/mix, partially offset by favorable foreign exchange. Sales of photofinishing services declined 41% from the first quarter of 2006, reflecting continuing industry film processing volume declines, but were partially offset by increased sales of kiosks and related media, which increased 13% from the prior year quarter. Sales of kiosks/media continue to be driven by strong consumables sales at retail locations, with 4x6 media volumes increasing 48% versus last year.

    Digital Strategic Product Groups' Revenues

    CDG digital product sales are comprised of digital capture and devices, kiosks/media, online printing, consumer inkjet systems, and imaging sensors.

    Digital product sales for CDG were $461 million for the first quarter of 2007 as compared with $513 million for the prior year quarter, representing a decrease of $52 million, or 10%. The decrease was primarily driven by declines in sales of digital cameras and snapshot printers and media, partially offset by growth in kiosks/media, imaging sensors, and intellectual property royalty revenues.

    Traditional Strategic Product Groups' Revenues

    CDG traditional product sales are comprised of consumer and professional photographic paper, photochemicals and photofinishing services.

    Traditional product sales for CDG were $317 million for the first quarter of 2007 as compared with $389 million for the first quarter of 2006, representing a decrease of $72 million, or 19%. This decrease was primarily driven by declines in photofinishing services and consumer photographic paper sold to retailers.

    Gross Profit

    Gross profit for CDG was $100 million for the first quarter of 2007 as compared with $108 million for the prior year quarter, representing a decrease of $8 million or 7%. The gross profit margin was 12.9% in the current quarter as compared with 12.0% in the prior year quarter. The 0.9 percentage point increase was primarily attributable to reductions in cost, which improved gross profit margins by approximately 5.0 percentage points, and favorable foreign exchange, which improved gross profit margins by approximately 1.1 percentage points. The reductions in cost were primarily driven by savings realized from manufacturing cost reduction initiatives and more effective product portfolio management, partially offset by product launch costs associated with Consumer Inkjet Systems and by adverse silver costs. These improvements in gross profit margins were partially offset by unfavorable price/mix and volume declines. Price/mix negatively impacted gross profit margins by approximately
4.8 percentage points, primarily driven by Digital Capture and Devices and Retail Printing, partially offset by the year-over-year increase in intellectual property royalties. Volume declines reduced gross profit margins by approximately 0.4 percentage points, primarily driven by Digital Capture and Devices partially offset by kiosks and related media.

    Selling, General and Administrative Expenses

    SG&A expenses for CDG decreased $50 million, or 25%, from $202 million in the first quarter of 2006 to $152 million in the current quarter, and decreased as a percentage of sales from 22% for the first quarter of 2006 to 20% for the current quarter. This decrease was primarily driven by focused cost reduction initiatives and improved go-to-market structure.

    Research and Development Costs

    R&D costs for CDG decreased $11 million, or 15%, from $73 million in the first quarter of 2006 to $62 million in the current quarter and remained constant as a percentage of sales at 8%. This absolute dollar decrease is largely attributable to spending incurred in 2006 related to the development of Consumer Inkjet Systems, which were introduced in the first quarter of 2007, and to cost reduction actions.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for CDG was $114 million in the first quarter of 2007 compared with a loss of $167 million in the first quarter of 2006, representing an improvement in earnings of $53 million or 32%, as a result of the factors described above.

    FILM PRODUCTS GROUP

    Worldwide Revenues

    Net worldwide sales for FPG were $458 million for the first quarter of 2007 as compared with $500 million for the first quarter of 2006, representing a decrease of $42 million, or 8%. The decrease in net sales was comprised of: (1) lower volumes, which decreased first quarter sales by approximately 9.8 percentage points and were primarily attributable to Consumer Film Capture, and (2) declines related to negative price/mix, which reduced net sales by approximately 1.8 percentage points and were primarily attributable to Consumer Film Capture and Entertainment Imaging. These decreases were partially offset by favorable foreign exchange, which increased net sales by approximately 3.1 percentage points.

    Net worldwide sales of Consumer Film Capture, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, and reloadable traditional film cameras, decreased 28% in the first quarter of 2007 as compared with the first quarter of 2006, primarily reflecting continuing industry volume declines and negative price/mix, partially offset by favorable exchange.

    Net worldwide sales for Entertainment Imaging, which includes origination, intermediate, and print films for the entertainment industry increased 8%, primarily reflecting significant volume increases in print films and favorable exchange, partially offset by unfavorable price/mix.

    Gross Profit

    Gross profit for FPG was $158 million for the first quarter of 2007 as compared with $179 million for the prior year quarter, representing a decrease of $21 million or 12%. The gross profit margin was 34.5% in the current quarter as compared with 35.8% in the prior year quarter. The 1.3 percentage point decrease was primarily attributable to increased unit manufacturing and other costs, which reduced gross profit margins by approximately 3.0 percentage points, largely driven by adverse silver costs. These cost increases were partially offset by favorable foreign exchange, which increased gross profit margins by approximately 1.9 percentage points. The impact of price/mix on gross profit margins was not significant.

    Selling, General and Administrative Expenses

    SG&A expenses for FPG decreased $40 million, or 34%, from $117 million in the first quarter of 2006 to $77 million in the current quarter, and decreased as a percentage of sales from 23% in the prior year quarter to 17% in the current quarter. The decline in SG&A was attributable to the impacts of focused cost reduction actions.

    Research and Development Costs

    R&D costs for FPG decreased $4 million, or 36%, from $11 million in the first quarter of 2006 to $7 million in the current quarter and remained constant as a percentage of sales at 2%. The decrease in R&D was primarily attributable to further reductions in spending corresponding with film-related products and services.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for FPG were $74 million in the first quarter of 2007 compared with $51 million in the first quarter of 2006, representing an increase of $23 million or 45%, as a result of the factors described above.

    GRAPHIC COMMUNICATIONS GROUP

    As GCG continues its integration process in 2007 and further aligns the discrete businesses that were acquired in 2004 and 2005, GCG results will be reported using the following organizational structure:

    -- Enterprise Solutions - workflow software and digital controller development

    -- Digital Printing Solutions - all continuous inkjet and electrophotographic products, including equipment, consumables and service

    -- Prepress Solutions - prepress consumables, prepress equipment and related services

    -- Document Imaging Business - document scanners and services, media, and imaging services

    Worldwide Revenues

    Net worldwide sales for GCG were $864 million for the first quarter of 2007 as compared with $870 million for the prior year quarter, representing a decrease of $6 million, or 1%. The decrease in net sales was primarily attributable to volume declines, which reduced net sales by approximately 4.2 percentage points, and negative price/mix, which reduced net sales by approximately 1.0 percentage point, partially offset by favorable foreign exchange, which increased net sales by approximately 4.6 percentage points. The volume declines were primarily driven by the traditional products within Prepress Solutions, as well as by equipment within Digital Printing Solutions. Unfavorable price/mix was primarily attributable to Digital Printing Solutions and Enterprise Solutions.

    Net worldwide sales of Prepress Solutions increased 1%, primarily driven by increased sales of digital plates, partially offset by declines in sales of analog plates, proofing media and equipment.

    Net worldwide sales of Document Imaging increased 1%, primarily driven by increased sales in scanners and services, partially offset by declines in sales of traditional document imaging media.

    Net worldwide sales of Digital Printing Solutions decreased 5%, primarily driven by declines in electrophotographic color printing equipment, partially offset by revenue growth in consumables and service. Equipment sales were higher in the first quarter of 2006 as compared with the first quarter of 2007, partially due to timing of equipment orders and installations. The year-over-year decline in equipment sales was also impacted by product mix and lower volumes, including lower sales of direct image press equipment. Printed page volumes continue to grow, resulting in revenue growth in electrophotographic color consumables and service of 25% versus the prior year quarter. Continuous inkjet consumables and service revenue grew 30% versus the prior year quarter.

    Net worldwide sales of Enterprise Solutions decreased 8%, primarily driven by declines in digital controller sales as a result of certain products being discontinued for which replacement products will be available in the second quarter.

    Digital Strategic Product Groups' Revenues

    GCG digital product sales are comprised of Enterprise Solutions, Digital Printing Solutions, portions of Prepress Solutions, and
Document Imaging.

    Sales of digital products and services for GCG were $749 million for the first quarter of 2007 as compared with $737 million for the prior year quarter, representing an increase of $12 million, or 2%. The increase in digital products and services revenue was primarily attributable to increased sales from the digital portions of Prepress Solutions and Document Imaging, partially offset by decreases in Digital Printing and Enterprise Solutions.

    Traditional Strategic Product Groups' Revenues

    GCG traditional product sales are comprised of sales of traditional prepress consumables, including analog plates and graphics film, and traditional document imaging equipment and media. These sales were $115 million for the current quarter compared with $133 million for the prior year quarter, representing a decrease of $18 million, or 14%. The decrease in sales was primarily attributable to lower volumes of analog plates and graphics film.

    Gross Profit

    Gross profit for GCG was $230 million for the first quarter of 2007 as compared with $254 million in the prior year quarter, representing a decrease of $24 million, or 9%. The gross profit margin was 26.6% in the current quarter as compared with 29.2% in the prior year quarter. The decrease in the gross profit margin of 2.6 percentage points was primarily attributable to aluminum and silver costs and other manufacturing costs, which together decreased gross profit margins by approximately 2.3 percentage points. Unfavorable price/mix decreased gross profit margins by approximately 0.7 percentage points. These declines in gross profit margins were partially offset by favorable foreign exchange, which increased gross profit margins by approximately 0.4 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for GCG were $163 million for the first quarter of 2007 as compared with $182 million in the prior year quarter, representing a decrease of $19 million, or 10%, and decreased as a percentage of sales from 21% to 19%. The decrease in SG&A is largely attributable to integration synergies and targeted cost reduction strategies, partially offset by unfavorable foreign exchange.

    Research and Development Costs

    R&D costs for GCG increased $3 million, or 6%, from $48 million for the first quarter of 2006 to $51 million for the current quarter, and remained constant as a percentage of sales at 6%. The dollar increase is largely driven by increased investments in product portfolio development and unfavorable foreign exchange.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for GCG were $16 million in the first quarter of 2007 compared with earnings of $24 million in the first quarter of 2006. This decrease in earnings is attributable to the reasons outlined above.

    ALL OTHER

    Worldwide Revenues

    Net worldwide sales for All Other were $19 million for the first quarter of 2007 as compared with $20 million for the first quarter of 2006, representing a decrease of $1 million, or 5%.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for All Other was $13 million in the current quarter as compared with a loss of $16 million in the first quarter of 2006. This improvement in earnings is primarily attributable to lower R&D spending related to the display business.

    RESULTS OF OPERATIONS - DISCONTINUED OPERATIONS

    On January 8, 2007, the Company's Board of Directors authorized management to enter into a definitive agreement to sell all of the assets and business operations of the Health Group to Onex Healthcare Holdings, Inc. ("Onex") (now known as Carestream Health, Inc.), a subsidiary of Onex Corporation, for up to $2.55 billion. This definitive agreement was signed on January 9, 2007. The sale price is composed of $2.35 billion in cash at closing and $200 million in additional future payments if Onex achieves certain returns with respect to its investment. If Onex investors realize an internal rate of return in excess of 25% on their investment, the Company will receive payment equal to 25% of the excess return, up to $200 million.

    The sale closed on April 30, 2007. The Company will report the gain associated with this sale in its Form 10-Q for the second quarter of 2007. Because of tax-loss carryforwards and other tax attributes, the Company retained the vast majority of the initial $2.35 billion cash proceeds, a portion of which were used to fully repay its approximately $1.15 billion of Secured Term Debt. About 8,100 employees of the Company associated with the Health Group have transitioned to Carestream Health, Inc. as part of the transaction. Also included in the sale are manufacturing operations focused on the production of health imaging products, as well as an office building in Rochester, NY.

    Total Company earnings from discontinued operations for three months ended March 31, 2007 and 2006 of $23 million and $48 million, respectively, were net of a provision for income taxes of $7 million, and a benefit for income taxes of $4 million, respectively.

    NET LOSS

    The net loss for the first quarter of 2007 was $151 million, or a loss of $.53 per basic and diluted share, as compared with a net loss for the first quarter of 2006 of $298 million, or $1.04 per basic and diluted share, representing an improvement in earnings of $147 million or 49%. This improvement in earnings is attributable to the reasons outlined above.

    RESTRUCTURING COSTS AND OTHER

    The Company is currently undergoing the transformation from a traditional products and services company to a digital products and services company. In connection with this transformation, the Company announced a cost reduction program in January 2004 that would extend through 2006 to achieve the appropriate business model and to significantly reduce its worldwide facilities footprint. In July 2005, the Company announced an extension to this program into 2007 to accelerate its digital transformation, which included further cost reductions that will result in a business model consistent with what is necessary to compete profitably in digital markets.

    In connection with its announcement relating to the extended
"2004-2007 Restructuring Program," the Company has provided estimates with respect to (1) the number of positions to be eliminated, (2) the facility square footage reduction, (3) the reduction in its traditional manufacturing infrastructure, and (4) the total restructuring charges to be incurred.

    The actual charges for initiatives under this program are recorded in the period in which the Company commits to formalized restructuring plans or executes the specific actions contemplated by the program and all criteria for restructuring charge recognition under the applicable accounting guidance have been met.

    Restructuring Programs Summary

    The activity in the accrued restructuring balances and the non-cash charges incurred in relation to all of the restructuring programs described below were as follows for the first quarter of 2007:




                          Balance
                          Dec. 31     Costs                   Cash
(in millions)              2006    Incurred (1) Reversals Payments (2)
                         --------- ------------ --------- ------------

2004-2007 Restructuring
 Program:
Severance reserve         $   228   $       70   $     -   $      (84)
Exit costs reserve             24           22         -          (20)
                         --------- ------------ --------- ------------
  Total reserve           $   252   $       92   $     -   $     (104)

Long-lived asset
 impairments and
 inventory write-downs    $     -   $       11   $     -   $        -
Accelerated depreciation  $     -   $       65   $     -   $        -


Pre-2004 Restructuring
 Programs:

Severance reserve         $     -   $        -   $     -   $        -
Exit costs reserve             11            -        (1)          (4)
                         --------- ------------ --------- ------------
  Total reserve           $    11   $        -   $    (1)  $       (4)
                         --------- ------------ --------- ------------

Total of all
 restructuring programs   $   263   $      168   $    (1)  $     (108)
                         ========= ============ ========= ============

                                                 Other
                                              Adjustments    Balance
                                  Non-cash        and       March 31
(in millions)                   Settlements  Reclasses (3)    2007
                                ------------ ------------- -----------

2004-2007 Restructuring
 Program:
Severance reserve                $        -   $       (18)  $     196
Exit costs reserve                        -             -          26
                                ------------ ------------- -----------
  Total reserve                  $        -   $       (18)  $     222

Long-lived asset impairments
 and inventory write-downs       $      (11)  $         -   $       -
Accelerated depreciation         $      (65)  $         -   $       -


Pre-2004 Restructuring
 Programs:

Severance reserve                $        -   $         -   $       -
Exit costs reserve                        -             -           6
                                ------------ ------------- -----------
  Total reserve                  $        -   $         -   $       6
                                ------------ ------------- -----------

Total of all restructuring
 programs                        $      (76)  $       (18)  $     228
                                ============ ============= ===========


(1) The costs incurred include both continuing operations of $151 million and discontinued operations of $17 million.

(2) During the three months ended March 31, 2007, the Company paid approximately $115 million related to restructuring. Of this total amount, $108 million was recorded against restructuring reserves, while $7 million was recorded against pension and other postretirement liabilities.

(3) The total restructuring charges of $168 million, excluding reversals, include pension and other postretirement charges and credits for curtailments, settlements and special termination benefits. However, because the impact of these charges and credits relate to the accounting for pensions and other postretirement benefits, the related impacts on the Consolidated Statement of Financial Position are reflected in their respective components as opposed to within the accrued restructuring balances at March 31, 2007. Accordingly, the Other Adjustments and Reclasses column of the table above includes reclassifications to Other long-term assets and Pension and other postretirement liabilities for the position elimination-related impacts on the Company's pension and other postretirement employee benefit plan arrangements, including net curtailment and settlement losses and special termination benefits of $19 million. Additionally, the Other Adjustments and Reclasses column of the table above includes foreign currency translation of $1 million.


    The costs incurred, net of reversals, which total $167 million for the three months ended March 31, 2007, include $65 million and $1 million of charges related to accelerated depreciation and inventory write-downs that were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended March 31, 2007. Of the remaining costs incurred, net of reversals, $16 million was included in discontinued operations and $85 million was reported as restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended March 31, 2007. The severance costs and exit costs require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

    2004-2007 Restructuring Program

    The Company announced on January 22, 2004 that it planned to develop and execute a comprehensive cost reduction program throughout the 2004 to 2006 timeframe. The objective of these actions is to achieve a business model appropriate for the Company's traditional businesses, and to sharpen the Company's competitiveness in digital markets.

    The program was expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, of which $700 million to $900 million are related to severance, with the remainder relating to the disposal of buildings and equipment. Overall, Kodak's worldwide facility square footage was expected to be reduced by approximately one-third. Approximately 12,000 to 15,000 positions worldwide were expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.

    The Company subsequently expanded the program to extend into 2007, and increased the expected employment reductions and total charges. On February 8, 2007, the Company updated the ranges for anticipated restructuring activity. The Company now expects that the total employment reductions will be in the range of 28,000 to 30,000 positions and total charges will be in the range of $3.6 billion to $3.8 billion.

    The Company implemented certain actions under the program during the first quarter of 2007. As a result of these actions, the Company recorded charges of $168 million in the first quarter of 2007, which were composed of severance, long-lived asset impairments, exit costs, inventory write-downs, and accelerated depreciation of $70 million, $10 million, $22 million, $1 million, and $65 million, respectively. Included in these amounts, $17 million of severance is presented as discontinued operations. The severance costs related to the elimination of approximately 1,125 positions, including approximately 50 photofinishing, 625 manufacturing, 50 research and development and 400 administrative positions. The geographic composition of the positions to be eliminated includes approximately 425 in the United States and Canada and 700 throughout the rest of the world. The reduction of the 1,125 positions and the $92 million charges for severance and exit costs are reflected in the 2004-2007 Restructuring Program table below. The $10 million charge in the first quarter for long-lived asset impairments were included in restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended March 31, 2007, respectively. The charges taken for inventory write-downs of $1 million were reported in cost of goods sold in the accompanying Consolidated Statement of Operations forthe three months ended March 31, 2007.

    As a result of initiatives implemented under the 2004-2007 Restructuring Program, the Company also recorded $65 million of accelerated depreciation on long-lived assets in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended March 31, 2007. The accelerated depreciation relates to long-lived assets accounted for under the held and used model of SFAS No. 144. The total amount of $65 million relates to $1 million of photofinishing facilities and equipment, $63 million of manufacturing facilities and equipment, and $1 million of administrative facilities that will be used until their abandonment. The Company will incur approximately $15 million of accelerated depreciation in the second quarter of 2007 as a result of the initiatives already implemented under the 2004-2007 Restructuring Program.

    In April 2007, the Company entered into an agreement to sell its manufacturing site in Xiamen, China. This sale is expected to close in the second quarter of 2007 and will result in a non-cash charge of approximately $220 million. This action is part of the 2004-2007 Restructuring Program.

    Under this program, on a life-to-date basis as of March 31, 2007, the Company has recorded charges of $2,127 million, which was composed of severance, long-lived asset impairments, exit costs, inventory write-downs and accelerated depreciation of $985 million, $272 million, $205 million, $57 million and $608 million, respectively. The severance costs related to the elimination of approximately 24,500 positions, including approximately 6,250 photofinishing, 11,525 manufacturing, 1,425 research and development and 5,300 administrative positions.

    The following table summarizes the activity with respect to the charges recorded in connection with the focused cost reduction actions that the Company has committed to under the 2004-2007 Restructuring Program and the remaining balances in the related reserves at March 31, 2007:




                                                                Exit
                                           Number of Severance  Costs
(dollars in millions)                      Employees  Reserve  Reserve
                                           --------- --------- -------

2004 charges - continuing operations          8,975      $405     $95
2004 charges - discontinued operations          650        13       4
2004 reversals - continuing operations            -        (6)     (1)
2004 utilization                             (5,175)     (169)    (47)
2004 other adj. & reclasses                       -        24     (15)
                                           --------- --------- -------
Balance at 12/31/04                           4,450       267      36

2005 charges - continuing operations          7,850       472      82
2005 charges - discontinued operations          275        25       2
2005 reversals - continuing operations            -        (3)     (6)
2005 utilization                            (10,225)     (377)    (95)
2005 other adj. & reclasses                       -      (113)      4
                                           --------- --------- -------
Balance at 12/31/05                           2,350       271      23

2006 charges - continuing operations          5,150       266      66
2006 charges - discontinued operations          475        52       3
2006 reversals - continuing operations            -        (3)     (1)
2006 utilization                             (5,700)     (416)    (67)
2006 other adj. & reclasses                       -        58       -
                                           --------- --------- -------
Balance at 12/31/06                           2,275       228      24

Q1 2007 charges - continuing operations       1,075        53      22
Q1 2007 charges - discontinued operations        50        17       -
Q1 2007 reversals - discontinued
 operations                                       -         -      (1)
Q1 2007 utilization                          (1,000)      (84)    (20)
Q1 2007 other adj. & reclasses                    -       (18)      -
                                           --------- --------- -------
Balance at 3/31/07                            2,400      $196     $25
                                           ========= ========= =======

                                         Long-lived Asset
                                           Impairments
                                          and Inventory   Accelerated
(dollars in millions)             Total    Write-downs    Depreciation
                                 ------- ---------------- ------------

2004 charges - continuing
 operations                        $500             $156         $152
2004 charges - discontinued
 operations                          17                1            -
2004 reversals - continuing
 operations                          (7)               -            -
2004 utilization                   (216)            (157)        (152)
2004 other adj. & reclasses           9                -            -
                                 ------- ---------------- ------------
Balance at 12/31/04                 303                -            -

2005 charges - continuing
 operations                         554              160          391
2005 charges - discontinued
 operations                          27                1            -
2005 reversals - continuing
 operations                          (9)               -            -
2005 utilization                   (472)            (161)        (391)
2005 other adj. & reclasses        (109)               -            -
                                 ------- ---------------- ------------
Balance at 12/31/05                 294                -            -

2006 charges - continuing
 operations                         332               97          273
2006 charges - discontinued
 operations                          55                3           12
2006 reversals - continuing
 operations                          (4)               -            -
2006 utilization                   (483)            (100)        (285)
2006 other adj. & reclasses          58                -            -
                                 ------- ---------------- ------------
Balance at 12/31/06                 252                -            -

Q1 2007 charges - continuing
 operations                          75               11           65
Q1 2007 charges - discontinued
 operations                          17                -            -
Q1 2007 reversals - discontinued
 operations                          (1)               -            -
Q1 2007 utilization                (104)             (11)         (65)
Q1 2007 other adj. & reclasses      (18)               -            -
                                 ------- ---------------- ------------
Balance at 3/31/07                 $221               $-           $-
                                 ======= ================ ============


    As a result of the initiatives already implemented under the 2004-2007 Restructuring Program, severance payments will be paid during periods through 2007 since, in many instances, the employees whose positions were eliminated can elect or are required to receive their payments over an extended period of time. Most exit costs have been paid or will be paid during 2007. However, certain costs, such as long-term lease payments, will be paid over periods after 2007.

    The charges of $168 million recorded in the first quarter of 2007, excluding reversals, included $16 million applicable to FPG, $8 million applicable to CDG, $16 million applicable to the GCG, and $111 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments. The remaining $17 million is applicable to discontinued operations.

    The restructuring actions implemented during the first quarter of 2007 under the 2004-2007 Restructuring Program are expected to generate future annual cost savings of approximately $61 million and future annual cash savings of approximately $59 million. These cost savings began to be realized by the Company beginning in the first quarter of 2005, and are expected to be fully realized by the end of 2007 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by approximately $24 million, $32 million, and $5 million, respectively.

    Based on all of the actions taken to date under the 2004-2007 Restructuring Program, the program is expected to generate annual cost savings of approximately $1,446 million, including annual cash savings of $1,390 million, as compared with pre-program levels. The Company began realizing these savings in the second quarter of 2004, and expects the savings to be fully realized by the end of 2007 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce cost of goods sold, SG&A, and R&D expenses by approximately $921 million, $383 million, and $142 million, respectively.

    The above savings estimates are based primarily on objective data related to the Company's severance actions. Savings resulting from facility closures and other non-severance actions that are more difficult to quantify are not included. The Company reaffirms its estimate of total annual cost savings including both employee-related costs and facility-related costs under the extended 2004-2007 Restructuring Program of $1.6 billion to $1.8 billion, as announced in July 2005, and does not expect the final annual cost savings to differ materially from this estimate.

    Pre-2004 Restructuring Programs

    At March 31, 2007, the Company had remaining exit costs reserves of $6 million, relating to restructuring plans committed to or executed prior to 2004. Most of these remaining exit costs reserves represent long-term lease payments, which will continue to be paid over periods throughout and after 2007.



Eastman Kodak Company
CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED
(in millions, except per share data)

                                                    Three Months Ended
                                                         March 31
                                                    ------------------
                                                      2007     2006
                                                    ------------------

Net sales                                           $  2,119  $ 2,292
Cost of goods sold                                     1,690    1,823
                                                    --------- --------
   Gross profit                                          429      469
Selling, general and administrative expenses             395      507
Research and development costs                           137      148
Restructuring costs and other                             85      138
                                                    --------- --------
Loss from continuing operations before interest,
 other income (charges), net and income taxes           (188)    (324)
Interest expense                                          25       41
Other income (charges), net                               23       27
                                                    --------- --------
Loss from continuing operations before income taxes     (190)    (338)
(Benefit) provision for income taxes                     (16)       8
                                                    --------- --------
Loss from continuing operations                         (174)    (346)
Earnings from discontinued operations, net of
 income taxes                                             23       48
                                                    --------- --------
NET LOSS                                            $   (151) $  (298)
                                                    ========= ========


Basic and diluted net (loss) earnings per share:
  Continuing operations                             $  (0.61) $ (1.21)
  Discontinued operations                               0.08     0.17
                                                    --------- --------
  Total                                             $  (0.53) $ (1.04)
                                                    ========= ========

Number of common shares used in basic net loss per
 share                                                 287.3    287.2
Incremental shares from assumed conversion of
 options                                                   -        -
                                                    --------- --------
Number of common shares used in diluted net loss
 per share                                             287.3    287.2
                                                    ========= ========




Net Sales from Continuing Operations by Reportable Segment and All
 Other - Unaudited
(in millions)

                                      Three Months Ended      Foreign
                                           March 31          Currency
                                                              Impact*
                                  ------------------------------------
                                    2007     2006    Change
                                  --------- -------- -------
Consumer Digital Imaging Group
  Inside the U.S.                 $    389  $   425      -8%        0%
  Outside the U.S.                     389      477     -18        +3
                                  --------- --------
Total Consumer Digital Imaging
 Group                                 778      902     -14        +2
                                  --------- --------

Film Products Group
  Inside the U.S.                      117      131     -11         0
  Outside the U.S.                     341      369      -8        +4
                                  --------- --------
Total Film Products Group              458      500      -8        +3
                                  --------- --------

Graphic Communications Group
  Inside the U.S.                      282      313     -10         0
  Outside the U.S.                     582      557      +4        +7
                                  --------- --------
Total Graphic Communications
 Group                                 864      870      -1        +5
                                  --------- --------

All Other
  Inside the U.S.                       10       17     -41         0
  Outside the U.S.                       9        3    +200         0
                                  --------- --------
Total All Other                         19       20      -5         0
                                  --------- --------

Consolidated
  Inside the U.S.                      798      886     -10         0
  Outside the U.S.                   1,321    1,406      -6        +5
                                  --------- --------
Consolidated Total                $  2,119  $ 2,292      -8%       +3%
                                  ========= ========

* Represents the percentage point change in segment net sales for the period that is attributable to foreign currency fluctuations




(Loss) Earnings from Continuing Operations Before Interest, Other
 Income (Charges), Net and Income Taxes by Reportable Segment and All Other - Unaudited
(in millions)

                                                 Three Months Ended
                                               -----------------------
                                                2007    2006   Change
                                               ------- ------- -------

Consumer Digital Imaging Group                 $ (114) $ (167)    +32%
  Percent of Sales                               (15)%   (19)%

Film Products Group                            $   74  $   51     +45%
  Percent of Sales                                 16%     10%

Graphic Communications Group                   $   16  $   24     -33%
  Percent of Sales                                  2%      3%

All other                                      $  (13) $  (16)    +19%
  Percent of Sales                               (68)%   (80)%
                                               ------- -------

Total of segments                              $  (37) $ (108)    +66%
  Percent of Sales                                (2)%    (5)%

Restructuring costs and other                    (151)   (216)
Interest expense                                  (25)    (41)
Other income (charges), net                        23      27
                                               ------- -------
  Consolidated loss from continuing operations
   before income taxes                         $ (190) $ (338)    +44%
                                               ======= =======


    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding its restructuring plans and the expected cash savings, cost savings, employment reductions, and total charges from such plans are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of the cost reduction programs;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;

    -- development and implementation of product go-to-market and e-commerce strategies;

    -- protection, enforcement and defense of the Company's intellectual property, including defense of our products against the intellectual property challenges of others;

    -- implementation of intellectual property licensing and other strategies;

    -- completion of information systems upgrades, including SAP, the Company's enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    --  integration of acquired businesses;

    --  improvement in manufacturing productivity and techniques;

    --  improvement in receivables performance;

    --  improvement in supply chain efficiency; and

    -- implementation of the strategies designed to address the decline in the Company's traditional businesses.

    The forward-looking statements contained in this report are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in the Company's debt credit ratings and its ability to access capital markets;

    --  the nature and pace of technology evolution;

    -- changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;

    -- general economic, business, geo-political and regulatory conditions;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time-to-time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.